UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 1, 2004
Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)	02110 (Zip Code)

(800) 426-5523
(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the March 2004 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2004

By:	/s/Adelina Louie
	Name:	Adelina Louie
	Title:	Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW

March 2004

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

     The Taiwan Stock Exchange Index (“TAIEX”) was down 2.5% in US dollar terms in March, as the market reacted to the surprising result of the presidential election. President Chen Shui-bian, who was injured by a gunshot while campaigning in Taiwan the day before the election, won his next term by a narrow margin and was subsequently challenged by a series of protests by the opposition parties. The resulting political uncertainty led to a short-term market correction, but the TAIEX was able to recover the majority of its losses as political concerns eased over time. We believe such political events should not affect the fundamental economic conditions of Taiwan and the market should still maintain an upward trend for the remainder of the year.

     In March, the Fund was down 2.04% in US dollar terms and slightly outperformed the TAIEX. Our holdings in the technology sector were the key to our outperformance, especially our TFT-LCD related investments. On the individual stock level, we received satisfactory results from our stock picks in the finance sector, particularly our investments in certain financial holding companies with a focus in consumer banking.

     We expect the market to gradually shift its focus from domestic consumption related sectors to export-driven areas, such as the technology sector. The technology sector has been lagging the TAIEX this year, and it may catch up with the TAIEX’s performance in the second quarter. Recent economic data in the United States suggested that a renewed export momentum for Taiwan may occur by the second half of 2004, and there is the potential for the technology sector to start to reflect this in the second quarter. Thus, we plan to add to our positions in the technology sector and reduce weighting in the finance sector in the coming months.

Total Fund Sector Allocation

As of 03/31/04	% of Total Fund	% of TAIEX
Semiconductor	21.10	19.97
Finance	18.40	19.09
PC & Peripherals	12.90	13.32
Electronics	10.70	11.01
Plastics	6.50	9.43
Telecommunications	6.30	6.22
Iron & Steel	4.50	3.47
Automobiles, Tires & Accessories	3.70	2.04
Shipping	2.80	2.85
Chemicals	1.50	1.41
Textiles & Apparel	1.50	1.71
Cement	0.70	0.90
Electrical Equipment	0.80	1.36
Wire & Cable	0.60	0.87
Retail & Wholesale	0.60	0.81
Others + Miscellaneous	5.50	5.54
Total	98.10	100.00
Cash	1.90
Tech	51.00	50.98
Non-Tech	28.70	29.93
Financial	18.40	19.09
Total Net Asset: US$243.30Million

Top 10 Holdings of Total Fund Portfolio

As of 03/31/04	% of Total
Portfolio
Taiwan Semiconductor Manufacturing Co.	6.79
Au Optronics Corp.	4.38
Cathay Financial Holding Co. Ltd.	4.34
United Microelectronics Corp. Ltd.	3.84
China Steel Corp.	3.72
Hon Hai Precision Industry Co. Ltd.	3.51
Taishin Financial Holdings Co. Ltd.	3.46
Chinatrust Financial Holding Co. Ltd.	3.02
Chunghwa Telecom Co. Ltd.	2.83
Advanced Semiconductor Engineering, Inc.	2.62
Total	38.51
NAV: US$14.87 Price: US$13.60	Discount: -8.54%
No. of Shares: 16.4Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	-2.04	-2.50
Fiscal Year to Date**	15.98	19.69
One Year	54.82	59.18
Three Years	0.72	3.88
Five years	-1.30	-0.97
Ten Years	1.40	–0.07
Since Inception	10.52	11.72

*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

**	The Fund’s fiscal year commences on September 1.

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Premium/Discount of TWN

Market Data

	As of 02/29/04	As of 03/31/04
TAIEX	6750.54	6522.19
% change in NTD terms	5.88	-3.38
% change in USD terms	6.20	-2.50
NTD Daily avg. trading volume (In Billions)	160.48	162.96
USD Daily avg. trading volume (In Billions)	4.83	4.95
NTD Market Capitalization (In Billions)	14701.97	14247.20
USD Market Capitalization (In Billions)	442.16	432.39
FX Rate: (NT$/US$)	33.25	32.95

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Jovi Chen

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